CADENCE RESOURCES ANNOUNCES CLOSING OF $100 MILLION SENIOR CREDIT FACILITY WITH BNP PARIBAS

Wednesday February 8, 2006

INITIAL DRAW OF $30,000,000 USED TO COMPLETE PURCHASE OF MICHIGAN ANTRIM SHALE WORKING INTERESTS IN THE HUDSON PROJECT.

Cadence Resources Corporation (CDNR.OB) announced today that on January 31, 2006, the Company entered into a Credit Agreement with BNP Paribas. The new facility consists of a senior secured revolving credit facility in an amount of up to $100 million, having an initial borrowing base without hedges of $40 million. TCW agreed to accept a second secured position on the Michigan Antrim properties securing its existing $50 million line of credit. The ability to increase the borrowing base in the BNP Paribas credit facility beyond $50 Million is subject to certain conditions in the Second Lien Notes held by TCW. The proceeds from the BNP Paribas facility are intended to be used for drilling, development, and acquisitions as well as other general corporate purposes. This facility matures the earlier of January 2010 or 91 days prior to the maturity of the Second Lien Notes, currently due September 30, 2009. This facility provides for borrowings tied to prime rate or LIBOR +1.25 - 2.0% depending on the borrowing base utilization, as selected by the Company.

Of the $30,000,000 initial draw, approximately $27,500,000 was used to complete the purchase of working interest in the Hudson project in the Michigan Antrim Shale. The acquisition will increase the Company's working interest in the project area from a 49% to 96% working interest in many of the fields, and allow the Company to control the related pipeline and production facilities.

This acquisition adds in excess of 3,000 Mcf/day to the Company's existing production which was approximately 4,000 Mcf/day as of December 31, 2005 for a total daily production at January 31, 2006 of over 7,000 Mcf/day. This acquisition also adds over 11,000 net acres to the Company's inventory and 42 potential new Antrim drilling locations. The Company's engineers estimate the acquisition adds 22 BCF in proven reserves.

William Deneau, President and Chief Executive Officer commented, "The consummation of the BNP transaction demonstrates the Company's increasing ability to access lower cost capital to continue to grow the Company through drilling and/or acquisitions. Additionally this new facility will generate interest savings in excess of $3 million per year, thereby positively impacting our free cash flow on an annual basis.

We are also excited with the swift closing of the production purchase in the Hudson project, as our team continues to demonstrate the ability to execute promptly, enabling the Company to grow at a rapid rate. In summary, I am extremely pleased with our internal team for their continued dedication to the Company's success."

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Cadence Resources Corporation engages in the acquisition, exploration, production, and development of oil and natural gas properties. The Company's current expansion activities are focused on two key non-conventional plays, Michigan Antrim and New Albany Shale in Indiana. Cadence Resources was formed in 1969. It was formerly known as Royal Resources, Inc. and changed its name to Royal Minerals, Inc. in 1983. Further, it changed its name to Consolidated Royal Mines, Inc. in 1994; to Royal Silver Mines, Inc. in 1995; and to Cadence Resources Corporation in 2001. On October 31, 2005, it closed on a reverse merger with Aurora Energy, Ltd.

www.auroraogc.com.

Statements that are not historical facts such as increases in proved reserves, anticipated production levels, revenues, future interest rates, returns, value and growth, sources of financing, and the future performance of management are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our goals will be achieved. Important factors that could cause our actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, drilling and operating risks, the availability of drilling rigs, uncertainties about the estimates of reserves, the availability of transportation pipelines, changes in laws or government regulations, unforeseen engineering and mechanical or technological difficulties in drilling the wells, operating hazards, weather related delays, the loss of existing credit facilities, availability of capital, and other risks more fully described in our filings with the Securities and Exchange Commission. All forward looking statements contained in this release, including any forecasts and estimates, are based on management's outlook only as of the date of this release and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.


Contact:
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         Cadence Resources Corporation
         William W. Deneau, President and CEO
         Lori M. King, Chief Financial Officer
         (231)941-0073